Exhibit 21.1

List of Subsidiaries of SIRVA, Inc. (Jurisdiction of Organization) as of December 31, 2005

CMS Holding, LLC (Delaware)

SIRVA Mortgage, Inc. (Ohio)

SIRVA Worldwide, Inc. (Delaware)

North American Van Lines, Inc. (Delaware)

Allied Van Lines, Inc. (Delaware)

Allied International N.A., Inc. (Delaware)

Meridian Mobility Resources (Delaware)

SIRVA Relocation LLC (Delaware)

NAVL LLC (Delaware)

Executive Relocation Corporation (Michigan)

North American International Holding Corporation (Delaware)

SIRVA Holdings Limited (England and Wales)

SIRVA UK Limited (England and Wales)

Pickfords 1999 Limited (England and Wales)

SIRVA Ireland (Ireland)

The Baxendale Insurance Company Ltd. (Ireland)

SIRVA (Asia Pacific) Pty. Ltd. (Australia)

Allied Pickfords Pty. Ltd. (Australia)